Consent of Independent Certified Public Accountants

We hereby consent to the incorporation by reference to Registration Statement on Form S-8, File 333-61157, of our report dated July 23, 1999, on the consolidated financial statements of Citizens Bancorp, which report is incorporated by reference in the Annual Report on Form 10-K of Citizens Bancorp.



/s/ Olive LLP
Olive LLP
Indianapolis, Indiana
September 23, 1999